Exhibit  4.02 Form of 11 5/8% Senior Note Due 2004.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY OR ITS SUCCESSORS AND ASSIGNS (THE "DEPOSITARY") TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

HAYNES  INTERNATIONAL,  INC.


11e%  Senior  Notes  due  2004


No.  420877  AD  4                                               $ 140,000,000

          HAYNES INTERNATIONAL, INC., a Delaware corporation (herein called the "Company," which term includes any successor), for value received, hereby promises to pay to CEDE & Co. or registered assigns, the principal sum of $140,000,000 United States dollars on September 1, 2004, at the office or agency of the Company referred to below, and to pay interest thereon from August 23, 1996 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, semiannually on March 1 and September 1 of each year commencing March 1, 1997 at the rate of 11e% per annum, in United States dollars, until the principal hereof is paid or duly provided for.

          The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be February 15 or August 15 (whether or not a Business
Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so paid, or duly provided for, and interest on such defaulted interest at the interest rate borne by the Securities, to the extent lawful, shall forthwith cease to be payable to the Holder in whose name such Security is registered as of such Regular Record Date, and may be paid on the Special Payment Date to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date to be fixed by the Trustee (and for which notice shall be given to Holders of Securities not less than 10 days prior to such Special Record Date) or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

          Payment of the principal of, premium, if any, and interest on this Security will be made at the office or agency of the Company maintained for that purpose, or at such other office or agency of the Company as may be maintained for such purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the
                --------  -------
option of the Company by check mailed to the address of the Person entitled thereto as such address shall appear on the Security Register. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

          Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

          Unless the certificate of authentication hereon has been duly executed by the Trustee referred to on the reverse hereof or by the authenticating agent appointed as provided in the Indenture by manual signature, this Security shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

          IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by the manual or facsimile signature of its authorized officers and its corporate seal to be affixed or reproduced hereon.

Dated:  August  23,  1996

HAYNES  INTERNATIONAL,  INC.


By:


Attest:



       Secretary

          This Security is one of the duly authorized issue of Securities of the Company designated as its 11e% Senior Notes due 2004 (herein called the "Securities"), limited (except as otherwise provided in the Indenture referred to below) in aggregate principal amount to $140.0 million, which may be issued under and are subject to the terms of an indenture (herein called the "Indenture") dated as of August 23, 1996 between the Company and National City Bank, as trustee (together with any successor trustee under the Indenture, the "Trustee"), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Company, the Trustee and the Holders, and of the terms upon which the Securities are, and are to be, authenticated and delivered.

          The Indenture contains provisions for defeasance at any time of (a) the entire Indebtedness on this Security and (b) certain covenants and related Defaults and Events of Default thereunder, in each case upon compliance with certain conditions set forth therein.

          The Securities are subject to redemption at any time on or after September 1, 2000, at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days' prior notice in amounts of $1,000 or an integral multiple thereof at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning September 1 of the years indicated below:





      Redemption
Year  Price
----  -----------

2000     105.813%
2001     102.906%



and thereafter at 100% of the principal amount, in each case together with accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date).

          In addition, prior to September 1, 1999, in the event one or more Public Equity Offerings of the Company are consummated, the Company may redeem in the aggregate up to a maximum of 35% of the initial aggregate principal amount of the Securities with the net proceeds thereof at a Redemption Price equal to 111.625% of the principal amount thereof plus accrued and unpaid interest to the Redemption Date; provided that, after giving effect thereto,
                                   --------
at least $85.0 million aggregate principal amount of Securities remains outstanding.

          If less than all of the Securities are to be redeemed, the Trustee shall select the Securities or portions thereof to be redeemed pro rata, by lot or by any other method the Trustee shall deem fair and reasonable, provided that, any redemption pursuant to the provisions relating to a sale of
       -
the Common Stock of the Company pursuant to one or more Public Equity Offerings shall be made on a pro rata basis or on as nearly a pro rata basis as practicable (subject to any procedures of the Depositary).

          If a Change of Control shall occur at any time, then each holder of Securities shall have the right to require that the Company purchase such holder's Securities in whole or in part in integral multiples of $1,000, at a purchase price in cash in an amount equal to 101% of the principal amount of such Securities, plus accrued and unpaid interest, if any, to the date of purchase pursuant to the offer procedures set forth in the Indenture.

          In addition, if a Change of Control shall occur at any time, then the Company shall, within 180 days after a Change of Control and upon not less than 30 nor more than 60 days' prior notice to each holder of Securities, have the right to purchase the Securities, in whole or in part, at a redemption price equal to the sum of (i) the then outstanding principal amount plus (ii) accrued and unpaid interest, if any, to the Redemption Date, plus (iii) a premium defined as the greater of (a) 1.0% of the then outstanding principal amount of the Securities and (b) the excess of (1) the present value of the required payments on the Securities, computed using a discount rate equal to the Treasury Rate plus 75 basis points, over (2) the then outstanding principal amount of the Securities.

          Under certain circumstances, in the event the Net Cash Proceeds that are received by the Company from any Asset Sale, and that are not applied within the time periods set forth in the Indenture to repay or prepay permanently any Indebtedness under the New Credit Facility then outstanding or invested in properties or assets that replace the assets sold or that are used in the businesses of the Company or its Subsidiaries, equal or exceed $5.0 million, the Company will be required to offer, pursuant to the offer procedures set forth in the Indenture, to apply such proceeds to the repayment of the Securities at 100% of the principal amount of such Securities, plus accrued and unpaid interest, if any, to the date of purchase and to the repayment of certain Indebtedness ranking pari passu with the Securities.
                                               ---- -----

          In the case of any redemption of Securities, interest installments whose Stated Maturity is on or prior to the Redemption Date will be payable to the Holders of such Securities of record as of the close of business on the relevant Regular Record Date or Special Record Date referred to on the face hereof. Securities (or portions thereof) for whose redemption and payment provision is made in accordance with the Indenture shall cease to bear interest from and after the Redemption Date.

          In  the  event  of  redemption  of this Security in part only, a new
Security or Securities for the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.

          If an Event of Default shall occur and be continuing, the principal amount of all the Securities may be declared due and payable in the manner and with the effect provided in the Indenture.

          The Indenture permits, with certain exceptions (including certain amendments permitted without the consent of any Holders) as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders under the Indenture and the Securities at any time with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding. The Indenture also contains provisions permitting the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding, on behalf of the Holders of all the Securities, to waive compliance by the Company with certain provisions of the Indenture and the Securities and certain past Defaults under the Indenture and their consequences. Any such consent or waiver by or on behalf of the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Security.

          No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company or any other obligor under the Securities (in the event such other obligor is obligated to make payments in respect of the Securities), which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Security at the times, place, and rate, and in the coin or currency, herein prescribed.

          As set forth in, and subject to, the provisions of the Indenture, no Holder of any Security will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless (a) such Holder shall have previously given to the Trustee written notice of a continuing Event of Default, (b) the Holders of not less than 25% in principal amount of the Outstanding Securities shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee,
(c) the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Securities a direction inconsistent with such request and (d) the Trustee shall have failed to institute such proceeding within 60 days; provided, however, that such limitations do not
                               --------  -------
apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal of (and premium, if any) or any interest on this Security on or after the respective due dates expressed herein.

          As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable on the Security Register of the Company, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained for such purpose or at such other office or agency of the Company as may be maintained for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

          The Securities are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Securities are exchangeable for a like aggregate principal amount of Securities of a different authorized denomination, as requested by the Holder surrendering the same.

          No service charge shall be made for any registration of transfer or exchange or redemption of Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

          Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security is overdue, and none of the Company, the Trustee nor any agent shall be affected by notice to the contrary.

          Upon any consolidation or merger, or any sale, assignment, conveyance, transfer or disposition (other than pursuant to a lease) of all or substantially all of the properties and assets of the Company in accordance with the Indenture, subject to the terms and conditions of the Indenture, the successor Person to such transaction shall become the obligor on this Security, and the Company shall be discharged from all obligations and covenants under this Security and the Indenture.

          All terms used in this Security which are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

          The Company will furnish to any holders of the Securities upon written request and without charge a copy of the Indenture. All requests may be made to Haynes International, Inc., 1020 West Park Avenue, Kokomo, Indiana 46904-9013.


TRUSTEE'S  CERTIFICATE  OF  AUTHENTICATION.

This  is  one of the Securities referred to in the within-mentioned Indenture.

National  City  Bank,
 as  Trustee


By:
Authorized  Signatory